Xi’an TCH Energy Technology Co., Ltd

PuCheng XinHengYuan Biomass Power Generation Co., Ltd

Biomass Power Generation Project Lease Agreement

June, 2010

Biomass Power Generation Project Lease Agreement

Lessor: Xi’an TCH Energy Technology Co., Ltd (hereinafter refers to as Party A)

Leasee: PuCheng XinHengYuan Biomass Power Generation Co., Ltd. (hereinafter refers to as Party B)

Whereas:
1. In order to improve the efficiency of assets operation and decrease the management cost, Party A agrees Party B to lease its biomass power generation assets, and Party B agrees to lease such biomass power generation assets and pay the leasing fee according to this Agreement.
2. Both Parties have received valid authorization for the lease agreement, and such lease does not need any further review, verification or approval by relevant government agencies.
3.  Through friendly negotiation, Parties reach the agreement on Party B leasing Party A’s biomass power generation assets. According to the Contract Law of China and other laws and regulations, Parties hereby enter into the lease agreement that is binding on both.

Article 1  Lease scope
1.1 The biomass power generation equipment assets that Party B leases from Party A (hereinafter referred to as “Lease Project”) has a total installed capacity of 12,000 kw. The details of the Lease Project see “Target Assets List” as an attachment of this Agreement.

1.2 Party B leases the Lease Project for its power generation purpose, and Party B will enjoy the incomes from such power generation.
1.3  Party B operates the Lease Project, keeps its own accounts, and is responsible for its own profits or losses.  Party B shall bear all the taxes and fees in connection with the operation of the Lease Project.

Article 2  Lease Term
The lease term is 15 years starting from the signature day of this Agreement. Upon the expiration, Party A will transfer the lease assets to Party B without other charges.

Article 3  Leasing fee and method of payment
3.1 The minimum leasing fee is RMB 1,900,000 per month, the payment of leasing fee shall be made monthly by Party B to Party A in cash through bank wire.
3.2 Party B ensures to make payment of leasing fees on the 15th of each month.(If the 15th of the month is a weekend or national holiday, such payment shall be made on the first working day after the weekend or holiday)  Party B shall pay a default fee to Party A everyday that equals to 0.08% of leasing fee for everyday of its delaying payment.
3.3  If the State electricity price for biomass generated power increases, the leasing fee shall be increased proportionately in accordance with the same rate or amount by which the State electricity price has increased on top of the minimum RMB 1,900,000 a month, according to a formula below.
The specific calculation is as follows:
As the current electricity rate applied to biomass generated power at RMB 0.686 per kilowatt hour (“KWH”), the operating cost is RMB 0.30 per KWH, the depreciation expense is RMB 0.082 per KWH, gross profit per KWH is then RMB 0.304. Party B will pay 87% of its gross profit to Party A as its leasing fee which is RMB 0.2645. The total annual power generation volume for the Lease Project is 86.22 million KWH,  and annual leasing fee will be RMB 22.8 million per year, which is minimum RMB 1.9 million per month.

If biomass electricity rate rises to RMB 0.81, the gross profit per KWH will be RMB 0.428, then according to 87% of the gross profit formula, the leasing fee will rise to RMB 2.67 million per month from RMB 1.9 million per month.
The formula is: New Monthly Leasing Fee = New gross profit * 87% / 12.
Party B confirms that its operating cost, depreciation expense and power generation volume of the Lease Project will remain the same during the term of this Agreement.

Article 4  Lease Deposit
4.1 To ensure the operating profit of the Lease Project and Party B to fulfill its obligations under this Agreement, both Parties agree that Party B shall pay Party A  certain amount of security deposit. The security deposit will guarantee Party B operates the project honestly, manage the power generation assets diligently and carefully and bear the operating risk during the operation period.
4.2 Party B shall pay RMB 1,900,000 to Party A as lease security deposit within 10 days after the effectiveness of this Agreement.
4.3 If there is any damage or loss to the Lease Project caused by the operating risk during Party B’s operation process, Party A has the rights to deduct the relevant amount from leasing deposit paid by Party B as a compensation based upon specific situation according to this Agreement and its attachment. If the deposit is not enough to pay for Party A’s loss, Party A has the right to request Party B to pay for the difference.
4.4 Upon the expiration of this Agreement, Party A shall return the deposit to Party B after Parties conclude the accounting based upon this Agreement, excluding the amount that should be deducted subject to this Agreement and its attachment.

Article 5  Rights and Obligations of Party A
5.1 Party A has the right to supervise Party B on Lease Project. For the behaviors that could damage the Lease Project and affect the economy of the operation, Party A has the right to stop them and terminate this Agreement.
5.2 Party B shall pay the leasing fee on schedule. If Party B delays the payment, Party A has the right to deduct the fee from leasing deposit. If the deposit is not enough to pay for the leasing fee, Party A has the right to request Party B to pay the default fee subject to this Agreement and request Party B to compensate Party A’s losses.

5.3 Party A shall not interfere with Party B’s normal operation and management activities. The incomes that Party B obtains during its lease term belong to Party B after payment of the leasing fee in full and leasing deposit.
5.4 One of the shareholders of Party B shall provide joint liability guarantee to Party A to ensure that Party B will make full payment of leasing fees on time and perform its obligations under this Agreement.

Article 6  Rights and Obligations to Party B
6.1 During the operating period, Party B has the rights to autonomous management, assuming full responsibilities for profits and losses, and independent and separate accounts.
6.2 Party B shall complete all related review and approval procedures for the Lease Project and obtain the operating rights for the Lease Project by itself.
6.3 Party B shall ensure the integrity and good operating condition of the Lease Project. If the Lease Project has problems during operation, Party B is responsible for the repair, maintenance and their costs.
6.4 Party B shall pay the leasing fee on schedule and give written notice to Party A when making such payments.
6.5 Party B shall pay the lease deposit in full, and such deposit accrues no interest.
6.6 During the operating period, Party B shall not terminate or cancel this Agreement without Party A’s consent.  If this Agreement is terminated due to Party B’s reason and it has caused losses to Party A, it shall be considered as a breach of Agreement by Party B.  Party B shall pay the breach of contract penalty to Party A and be responsible to compensate Party A’s losses.

Article 7 Force Majeure (as defined by the law)
If the “Lease Project” could not be appropriately used due to force majeure, Party A or Party B can be partially or wholly exempted from its liability practically and realistically according to the impact caused by the force majeure. Either Party that suffers a force majeure shall notify the other party within 2 working days and provide proofs for the force majeure within 15 working days, and shall endeavor to retrieve any loss as much as possible. Party A has the right to terminate this Agreement if this Agreement cannot be performed due to the force majeure.

Article 8  Liability of breach of contract
8.1 Unless otherwise agreed in this Agreement or other written consents by Parties, neither party can modify or terminate this Agreement during the term without the written consent from the other party.  If any party breaches this Agreement, it shall pay for all the losses suffered by the other party as a result of its breach.
8.2. Party B shall pay a default fee to Party A each day that equals to 0.08% of the leasing fee for everyday of its delaying payment.
8.3 If Party B defaults payment of leasing fee accumulatively for 3 months, it is considered as lack of ability to pay leasing fee, and Party A has the right to terminate this Agreement, and Party B shall compensate all the losses of Party A and pay default fees.
8.4  If Party B breaches the term of Article 6 of this Agreement and causes losses to Party A, Party B shall be responsible to compensate Party A’s losses and pay a breach of contract penalty fee that equals to 40% of the overall leasing fees of this Agreement to Party A.  At the same time, Party A has the right to make such claims to guarantor.

Article 9  Effect of the Agreement
This Agreement is established when both Parties sign and seal the agreement. This Agreement will take effect on the date when Parties sign “Target Assets List” and “Joint Guarantee  Agreement”. If the dates are different on the aforementioned documents, this Agreement takes effect on the date of the last Agreement is signed.
If any term of this Agreement is considered invalid by the Court, the validity of other terms of this Agreement shall not be affected.

Article 10  Settlement of dispute
Any disputes arising out of this Agreement shall be settled through friendly negotiation, in case no settlement can be reached, each party can file a law suit to the local People’s Court with jurisdiction in which the Party A is located.

Article 11  Others
1.  For any other matters not addressed in this Agreement, Party A and Party B may reach “Supplement Agreement”, and “Supplement Agreement” has the same legal effect to this Agreement.
2.  Party B agrees, during the implementation of this Agreement, Part A can change  or assign this Agreement to any other party that Party A designates, if necessary.  Party B shall not assign/transfer its rights and obligations under this Agreement without the written approval of Party A.
3. This Agreement has six original copies. Party A and Party B each holds three copies and they all have same legal effect.

Party A : (sealed)	Party B : (sealed)

Signature of representative:	Signature of representative:

Signing date: June 29, 2010	Signing date: June 29, 2010